Exhibit 2.1

SALE, PURCHASE AND ESCROW AGREEMENT
BETWEEN
MPG OFFICE, L.P., as Seller
AND
BCSP VI MMO, LLC, as Buyer
AND
FIRST AMERICAN TITLE INSURANCE COMPANY, as Escrow Agent

SALE, PURCHASE AND ESCROW AGREEMENT
This Sale, Purchase and Escrow Agreement (this "Agreement"), dated as of December 21, 2012 (the "Effective Date"), is made by and between MPG OFFICE, L.P., a Maryland limited partnership (f/k/a Maguire Properties, L.P., "Seller"), and BCSP VI MMO, LLC, a Delaware limited liability company ("Buyer"), and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement among Seller, Buyer and FIRST AMERICAN TITLE INSURANCE COMPANY ("Escrow Agent"), whose consent appears at the end hereof.
W I T N E S S E T H:
WHEREAS, subject to and upon the terms and conditions set forth below, in connection with the Transfer, (i) each of Seller, Manager and Buyer desire Manager to resign and withdraw as the "Manager", and Seller to resign and withdraw as the "Tax Matters Member", of the Company under the JV Agreement, (ii) each of Seller, the Company and One Cal Plaza Owner desire Seller to resign and withdraw as "Manager" under, and to terminate, the Property Management Agreement as it relates to One California Plaza, and (iii) each of Seller, the Company and Buyer desire those managers, directors, officers, and springing members listed on Schedule 1 hereto to be removed from such positions with respect to the applicable entities set forth on Schedule 1 (each of the foregoing removals, resignations and withdrawals and such termination set forth in (i) through (iii) above, together with the Transfer, collectively, the "Transactions").
WHEREAS, the Company currently owns all of the direct equity interests in each of: (i) Maguire Properties – One Cal Plaza, LLC ("One Cal Plaza Owner"), (ii) Maguire Macquarie – Cerritos I, LLC ("Cerritos Corporate Center Owner" and, together with One Cal Plaza Owner, collectively, the "Property Owning Entities"), and (iii) Maguire Properties - Stadium Gateway, LLC ("Stadium Gateway LLC");
WHEREAS, One Cal Plaza Owner is the ground lessee of the improved real property more commonly known as One California Plaza, located at 300 South Grand Avenue, Los Angeles, California ("One California Plaza"), and Cerritos Corporate Center Owner is the ground lessee of the improved real property more commonly known as Cerritos Corporate Center, located at 12900 Park Plaza Drive & 12911 183rd Street, Cerritos, California ("Cerritos Corporate Center") (each, a "Property" and collectively, the "Properties");
WHEREAS, the Company, Seller, One Cal Plaza Owner and Cerritos Corporate Center Owner, among others, previously entered into that certain Amended and Restated Property Management and Leasing Agreement dated as of March 30, 2012 (the "Property Management Agreement");
WHEREAS, subject to and upon the terms and conditions set forth below, Seller desires to sell and assign its twenty percent (20%) membership interest in the Company (the "Assigned Interest") to Buyer, and Buyer desires to purchase and assume the

Assigned Interest (such sale and purchase, collectively, the "Transfer") pursuant to an assignment and assumption of limited liability company interest in the form attached hereto as Exhibit A (the "Assignment and Assumption of LLC Interest" ); and
WHEREAS, subject to and upon the terms and conditions set forth below, in connection with the Transfer, (i) each of Seller, Manager and Buyer desire Manager to resign and withdraw as the "Manager", and Seller to resign and withdraw as the "Tax Matters Member", of the Company under the JV Agreement, (ii) each of Seller, the Company and One Cal Plaza Owner desire Seller to resign and withdraw as "Manager" under, and to terminate, the Property Management Agreement as it relates to One California Plaza, and (iii) each of Seller, the Company and Buyer desire those managers, directors, officers, and springing members listed on Schedule 1 hereto to be removed from such positions with respect to the applicable entities set forth on Schedule 1 (each of the foregoing removals, resignations and withdrawals and such termination set forth in (i) through (iii) above, together with the Transfer, collectively, the "Transactions").
NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
PURCHASE PRICE
1.1    Price. Seller hereby agrees to sell and Buyer hereby agrees to purchase, the Assigned Interest for a total purchase price of Forty-One Million Six Hundred Ninety-Nine Thousand Two Hundred Twenty and No/100 Dollars ($41,699,220.00) (the "Purchase Price"). The Purchase Price shall be subject to adjustments as provided in this Agreement.
1.2    Payment of Purchase Price. The Purchase Price shall be payable in full by Buyer in cash by wire transfer of immediately available funds through disbursement to Seller at the "Closing" (as hereinafter defined) to an account designated by Seller from funds deposited by Buyer with Escrow Agent in accordance with the terms hereof.
1.3    Opening of Escrow; Deposit. Within one (1) "Business Day" (as hereinafter defined) following the Effective Date, Buyer and Seller shall cause an escrow ("Escrow") to be opened with Escrow Agent, having its office at 777 S. Figueroa Street, 4th Floor, Los Angeles, California 90071, Attn: Maurice Neri by delivery to Escrow Agent of a fully executed copy of this Agreement. In addition, Seller and Buyer shall execute and deliver to Escrow Agent any additional or supplementary instructions ("Additional Escrow Instructions") as may be reasonably requested by Escrow Agent and necessary or convenient to implement the terms hereof and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Concurrently with the opening of Escrow, Buyer shall deposit with Escrow

Agent the sum of Two Million and No/100 Dollars ($2,000,000.00) (the "Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer. Escrow Agent shall hold the Deposit in an interest‑bearing account reasonably acceptable to Seller and Buyer, in accordance with the terms and conditions hereof. All interest earned on the Deposit shall become a part of the Deposit and shall be deemed income of Buyer. The Deposit shall be distributed in accordance with the terms hereof. The failure of Buyer to timely deliver any Deposit hereunder shall be a default hereunder, and shall entitle Seller, at Seller's sole option, to terminate this Agreement immediately. The Deposit shall be applied toward the Purchase Price at Closing.
1.4    Escrow Agent. Escrow Agent shall hold and dispose of the Deposit in accordance with the terms hereof and any Additional Escrow Instructions. Seller and Buyer agree that the duties of Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance herewith and any Additional Escrow Instructions, the consummation of the Closing in accordance with the terms and provisions hereof and any Additional Escrow Instructions, and the performance of any other actions specifically made the responsibility of Escrow Agent hereunder or any Additional Escrow Instructions. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's willful misconduct or gross negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall continue to hold the Deposit until both Buyer and Seller agree as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Properties are located. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit (in accordance with the terms hereof and any Additional Escrow Instructions) prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.
ARTICLE II
CONDITIONS TO THE PARTIES' OBLIGATIONS
2.1    Conditions to Buyer's Obligations. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction, on or before the Closing, of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion only by a written instrument signed by Buyer:
2.1.1    Closing Deliveries. Seller shall have delivered to Buyer or Escrow Agent (as applicable) all of the items required to be delivered by Seller pursuant to the terms hereof, including but not limited to, those provided in Sections 3.3 and 3.4 hereof;

2.1.2    Representations and Warranties. All of the representations and warranties of Seller contained herein shall be true and correct in all material respects as of the "Closing Date" (as hereinafter defined) (subject to appropriate modifications permitted hereunder); and
2.1.3    Performance by Seller. Seller shall have performed and observed, in all material respects, all covenants and agreements hereof to be performed and observed by Seller as of the Closing Date.
2.1.4    Closing Consents Condition. All consents, approvals, confirmations and/or authorizations described on Schedule 2 shall have been obtained (the "Closing Consents Condition").
2.2    Conditions to Seller's Obligations. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction, on or before the Closing, of all of the following conditions, any or all of which may be waived by Seller in its sole discretion only by a written instrument signed by Seller:
2.2.1    Closing Deliveries. Buyer shall have delivered to Seller or Escrow Agent (as applicable) all of the items required to be delivered by Buyer pursuant to the terms hereof, including but not limited to, those provided in Sections 3.1 and 3.2 hereof;
2.2.2    Representations and Warranties. All of the representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the Closing Date (subject to appropriate modifications permitted hereunder); and
2.2.3    Performance by Buyer. Buyer shall have performed and observed, in all material respects, all covenants and agreements hereof to be performed and observed by Buyer as of the Closing Date.
2.2.4    Closing Consents Condition. The Closing Consents Condition shall have been satisfied.
2.3    Failure of Buyer's Conditions. If any of Buyer's closing conditions set forth in Section 2.1 have not been fulfilled within the applicable time periods, Buyer may:
2.3.1    waive such closing condition(s) and close Escrow in accordance herewith, without adjustment or abatement of the Purchase Price; or
2.3.2    terminate this Agreement by written notice to Seller and Escrow Agent, in which event (i) Escrow Agent shall return the Deposit to Buyer, (ii) all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, (iii) Seller shall pay twenty percent (20%), and Buyer shall pay eighty percent (80%), of all of the cancellation charges of Escrow Agent, if any, and (iv) Buyer may pursue its rights, if any, pursuant to Section 7.2.
2.4    Failure of Seller's Conditions. If any of Seller's closing conditions set forth in Section 2.2 have not been fulfilled within the applicable time periods, Seller may:
2.4.1    waive such closing condition(s) and close Escrow in accordance herewith, without adjustment or abatement of the Purchase Price; or
2.4.2    terminate this Agreement by written notice to Buyer and Escrow Agent, in which event (x) Escrow Agent shall return the Deposit to Buyer (unless the failure of such condition results from Buyer's default hereunder, in which case Escrow Agent shall deliver the Deposit to Seller or Seller's designee, which Seller (or its designee, as applicable) shall retain as liquidated damages, as Seller's sole and exclusive remedy hereunder, in accordance with the terms of Section 7.1), (y) all other documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, and (z) Seller shall pay twenty percent (20%), and Buyer shall pay eighty percent (80%), of all of the cancellation charges of Escrow Agent, if any.
ARTICLE III
BUYER'S DELIVERIES AND SELLER'S DELIVERIES
3.1    Buyer's Deliveries to Escrow Agent. Buyer shall, at or before the Closing, deliver to Escrow Agent each of the following:
3.1.1    Assignment and Assumption of LLC Interest. Three (3) original counterpart signature pages to the Assignment and Assumption of LLC Interest, duly executed by Buyer;
3.1.2    Intentionally Omitted.
3.1.3    Purchase Price. The balance of the Purchase Price as set forth in Article I, adjusted as provided herein, and
3.1.4    Closing Statement. One (1) original counterpart signature page to the Closing Statement (as hereinafter defined in Section 5.2 below), duly executed by Buyer.
3.2    Buyer's Deliveries to Seller. Buyer shall, at or before the Closing, deliver to Seller each of the following:
3.2.1    In the event that any representation or warranty of Buyer set forth in Section 6.3 needs to be modified due to changes since the Effective Date, a certificate, dated as of the Closing Date, identifying any such representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change. In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty set forth in Section 6.3 which results from any change that (i) occurs between the Effective Date and the Closing Date and is expressly permitted under the terms hereof, or (ii) occurs between the Effective Date and the Closing Date and is beyond the reasonable control of Buyer to prevent; provided, however, that the occurrence of a change which is beyond the reasonable control of Buyer to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 2.2.2. In the event that, despite changes or other matters described in such certificate, the Closing occurs, Buyer's representations and warranties set forth herein shall be deemed to have been modified by all statements made in such certificate.
3.2.2    Evidence reasonably satisfactory to Seller that the managers, directors, officers, and springing members listed on Schedule 1 hereto have been removed from such positions with respect to the applicable entities set forth on Schedule 1.
3.3    Seller's Deliveries to Escrow Agent. Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:
3.3.1    Assignment and Assumption of LLC Interest. Three (3) original counterpart signature pages to the Assignment and Assumption of LLC Interest, duly executed by Seller and Manager;
3.3.2    Intentionally Omitted.
3.3.3    FIRPTA Certificate. One (1) original certificate (the "Non-Foreign Affidavit") and one (1) original certificate under Section 18662 of the California Revenue and Taxation Code (the "CALFIRPTA Certificate"), in each case, only if and to the extent required by, and, if so required, in the form provided by, Escrow Agent (together with any modifications thereto mutually acceptable to the parties), duly executed by Seller; and
3.3.4    Closing Statement. One (1) original counterpart signature to the Closing Statement, duly executed by Seller.
3.3.5    Property Management of One California Plaza. Evidence of the termination of the Property Management Agreement with respect to the leasing and management of One California Plaza as required pursuant to Section 9.1.1 below.
3.3.6    Intentionally Omitted.
3.4    Seller's Deliveries to Buyer. Seller shall, at or before the Closing, deliver to Buyer each of the following:
3.4.1    Keys or codes to locks on the Properties (which items shall be delivered to Buyer on the Closing Date at the relevant Property or otherwise);

3.4.2    To the extent within Seller's possession or control, originals or photocopies, including electronic versions if any, of (i) any leases, licenses and occupancy agreements and amendments and guaranties thereof then covering all or any portion of the Properties (collectively, the "Leases"), (ii) any contracts, agreements and indemnities to which Seller, an affiliate of Seller, the Company, either of the Property Owning Entities or Stadium Gateway LLC is a party that relate to the upkeep, repair, maintenance or operation of the Properties and that will remain in effect following the Closing, including without limitation any title insurance policies, (iii) any existing warranties and guaranties benefiting the Properties, (iv) any existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Properties, (v) any plans and specifications for the Properties, and (vi) all books, financial, tax and other records, documents and files pertaining to the Company, the Property Owning Entities and Stadium Gateway LLC, including, without limitation, all books, records and accounts relating to the loan (the "Cerritos Loan") evidenced by, inter alia, that certain Consent, Transfer Agreement and Amendment to Leasehold Deed of Trust with Release, dated as of March 30, 2012, by and among Macquarie Office II LLC, a Delaware limited liability company, Buyer, Cerritos Corporate Center Owner, the Company, and U.S. Bank, National Association, as Trustee for the registered holders of Merrill Lynch Mortgage Trust 2006-C1, Commercial Mortgage Pass-Through Certificates, Series 2006-C1 (the "Cerritos Lender") and the loan evidenced by, inter alia, that certain Modification of Deed of Trust and Other Loan Documents, dated as of March 30, 2012, by and between One Cal Plaza Owner, as borrower, and Metropolitan Life Insurance Company, a New York corporation ("MetLife"), as lender (the "One Cal Loan"), and (vii) documents evidencing any entitlements or rights to develop additional improvements on the Properties, together with such leasing and property files and records located at the Properties or the property manager's office which are material in connection with the continued operation, leasing and maintenance of the Property, but excluding Seller and/or Manager's limited liability company, partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and income tax records and similar proprietary, confidential or privileged information;
3.4.3    A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045, in the form attached hereto as Exhibit B, designating Escrow Agent as the party responsible for making the returns required under Internal Revenue Code Section 6045; and
3.4.4    In the event that any representation or warranty of Seller set forth in Section 6.1 needs to be modified due to changes since the Effective Date, a certificate, dated as of the Closing Date, identifying any such representation or warranty which is no longer true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty set forth in Section 6.1 which results from any change that (i) occurs between the Effective Date and the Closing Date and is expressly permitted under the terms hereof, or (ii) occurs between the Effective Date and the Closing Date and is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is beyond the reasonable control of Seller to prevent shall, if materially adverse to Buyer, constitute the non-fulfillment of the condition set forth in Section 2.1.2. In the event that, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth herein shall be deemed to have been modified by all statements made in such certificate.
3.5    Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement in accordance with the terms hereof, when Buyer and Seller have deposited into Escrow the documents and funds required hereby, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:
3.5.1    Funds. Disburse all funds as follows:
(i)    pursuant to the Closing Statement, retain for Escrow Agent's own account all escrow fees and costs (if any), and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs (as hereinafter defined in Section 5.1.1);
(ii)    pursuant to the Closing Statement, disburse to Seller an amount equal to the Purchase Price, less or plus the net debit or credit to Seller by reason of the adjustments, prorations and allocations of Closing Costs provided for herein;
(iii)    make any other disbursements required pursuant to the Closing Statement; and
(iv)    disburse to the party who deposited the same any remaining funds in the possession of Escrow Agent after payments pursuant to clauses (i), (ii) and (iii) above have been completed;
3.5.2    Delivery of Documents. Deliver: (x) to Seller (i) one (1) original of the Assignment and Assumption of LLC Interest, (ii) one (1) copy of the Closing Statement, and (iii) two (2) copies of each of the Non-Foreign Affidavit and the CALFIRPTA Certificate (if and to the extent required by Escrow Agent), and (y) to Buyer (i) one (1) original of the Assignment and Assumption of LLC Interest, (ii) one (1) copy of the Closing Statement, and (iii) the original of each of the Non-Foreign Affidavit and the CALFIRPTA Certificate (if and to the extent required by Escrow Agent).

ARTICLE IV
THE CLOSING
Escrow Agent shall close the escrow (the "Closing") on December 21, 2012 (the "Closing Date") provided that, on or prior to such date, all conditions to Closing (including, without limitation, the Closing Consents Condition) contained in this Agreement have been satisfied, time being of the essence, by delivering all documents and funds as set forth in Section 3.5 hereof; provided, however, that if all conditions precedent to the Closing are not satisfied or waived as of December 21, 2012, the Closing Date shall be extended to another date that is mutually acceptable to both Buyer and Seller, provided that in no event shall the Closing Date be later than December 31, 2012. In the event that the Closing is to occur on December 31, 2012, all documents shall be delivered to escrow on or before December 28, 2012, and all funds shall be wired to escrow no later than 10:00 a.m. (Eastern Time) on December 31, 2012.
ARTICLE V
PRORATION, FEES, COSTS AND ADJUSTMENTS
5.1    Prorations.
5.1.1    Transaction Expenses. Any closing costs and any closing or escrow fees of Escrow Agent (collectively, "Closing Costs") shall be paid twenty percent (20%) by Seller and eighty percent (80%) by Buyer, except that (i) each party shall pay the costs of its own legal and tax advisors, (ii) any transfer taxes incurred solely in connection with the Transfer shall be paid by Seller and (iii) any brokerage commission payable by Seller shall be paid by Seller.
5.1.2    Closing Date Balance Sheet. Prior to the Closing Date, Seller shall prepare and submit to Buyer for Buyer's approval a balance sheet (such balance sheet, as approved by Buyer, the "Closing Date Balance Sheet"), together with appropriate detailed backup, reflecting the Current Assets and Current Liabilities (as defined below) of the Company and each of its subsidiaries, as of the Closing Date. To the extent that the Working Capital (as hereinafter defined) set forth on the Closing Date Balance Sheet ("Estimated Closing Working Capital") is positive, Seller shall receive a credit from Buyer at Closing in an amount equal to twenty percent (20%) of the Estimated Closing Working Capital. To the extent that the Estimated Closing Working Capital is negative, Buyer shall receive a credit from Seller at Closing in an amount equal to twenty percent (20%) of the Estimated Closing Working Capital. Once Seller and Buyer have agreed on the Closing Date Balance Sheet, and at least three (3) Business Days prior to the Closing Date, Seller and Buyer shall submit the same to the Escrow Agent and the Escrow Agent shall prepare the Closing Statement and submit the same to Seller and Buyer for their approval at least two (2) Business Days prior to the Closing Date. The Estimated Closing Working Capital

shall be based on a Closing Date of December 21, 2012 even if the Closing Date is a date other than December 21, 2012.

5.1.3    Post-Closing Adjustment. Within thirty (30) days after the Closing Date, Seller shall close the books of the Company and all subsidiaries of the Company as of the Closing Date and shall deliver to Buyer for its review and approval a final update of the Closing Date Balance Sheet, which final update shall reflect actual amounts as of the Closing Date ("Updated Closing Balance Sheet"), together with supporting workpapers for the Company and its subsidiaries, including, but not limited to, support for all balance sheet accounts, tenant escalation reconciliation schedules for January 1, 2012 to the Closing Date, final general ledgers for January 1, 2012 to the Closing Date, and other supporting materials for the amounts on the Updated Closing Balance Sheet.
5.1.4    Final True-Up. Within the later of (a) sixty (60) days after the Closing Date or (b) thirty (30) days after Seller delivers the Updated Closing Balance sheet, workpapers and other supporting information required pursuant to Section 5.1.3 to Buyer, Buyer shall prepare and deliver to Seller for its review, audit, and approval a final reconciliation of the Updated Closing Date Balance Sheet, together with worksheets that show in reasonable detail any adjustments and the basis of any adjustments to the Updated Closing Balance Sheet ("Final Balance Sheet"). Within five (5) Business Days after agreement by Seller and Buyer regarding the Final Balance Sheet, (i) if the Working Capital shown on the Final Balance Sheet ("Final Closing Working Capital") exceeds the Estimated Closing Working Capital by an amount greater than $50,000, Buyer shall pay to Seller such amount of cash as is necessary to cause the total amount of consideration received by or paid by Seller to equal the amount that would have been received by or paid by Seller at Closing if the Final Closing Working Capital (in lieu of the Estimated Closing Working Capital) had been used to determine payments, or (ii) if the Estimated Closing Working Capital exceeds the Final Closing Working Capital by an amount greater than $50,000, Seller shall pay to Buyer such amount of cash as is necessary to cause the total amount of consideration received by or paid by Seller to be equal to the amounts that would have been received by or paid by Seller if the Final Closing Working Capital (in lieu of the Estimated Closing Working Capital) had been used at Closing to determine payments. The Final Closing Working Capital and all adjustments to the Estimated Closing Working Capital will be computed without regard to any differences between the Closing Date Balance Sheet and the Final Balance Sheet to the extent that they are attributable to Cerritos Corporate Center Owner.
5.1.5    Definitions. As used in this Agreement, (a) "Working Capital" means Current Assets minus Current Liabilities with respect to the Company and all subsidiaries of the Company; (b) "Current Assets" means and includes all accounts receivable (including, but not limited to, rent, additional rent and other charges due under Leases that have not been paid as of Closing), cash and cash equivalents (including tenant security deposits but expressly excluding the Loan Reserves (as defined below)), prepaid expenses (but expressly excluding prepaid management fees with respect to Cerritos Corporate Center and insurance), and all other current assets of the Company and all subsidiaries of the Company in the nature of cash and cash equivalents, and (c) "Current Liabilities" means and includes the sum of all accounts payable and accrued obligations on a full accrual basis, one hundred percent (100%) of prepaid rents (i.e., the rents received by the Company and its subsidiaries and allocable to any period of time after Closing), contingent obligations that are probable and estimable, accrued expenses, accrued taxes, accrued real property taxes, accrued interest (including accrued interest on the One Cal Loan and the Cerritos Loan), liabilities for tenant security deposits and all other current liabilities of Company and its subsidiaries of any type or nature, but expressly excluding (i) any and all leasing costs (including, without limitation, tenant improvements, leasing commissions and landlord work obligations (collectively, “Leasing Costs”)) and capital improvements (including, without limitation, those set forth on the attached Schedules 4(a) and 4(b)), and (ii) any payments made to Seller at Closing pursuant to Section 9.1.1 with respect to earned and unpaid management and leasing fees and commissions and owed reimbursements under the Property Management Agreement
5.1.6    Loan Reserves. At Closing, the Purchase Price will be increased or decreased by an amount calculated as follows: (a) 20% of the amount of the balances of the Loan Reserves (as hereinafter defined) as of the Closing Date under the One Cal Loan, minus (b) $400,000. There will be no adjustment to the Purchase Price for any Loan Reserves under the Cerritos Loan and all rights with respect to the Loan Reserves under the Cerritos Loan shall be retained by Cerritos Corporate Center Owner at Closing. As used herein, the term "Loan Reserves" shall mean those reserve accounts or escrows held in connection with the One Cal Loan or the Cerritos Loan as more particularly set forth on Schedule 9 attached hereto.
5.1.7    Prepaid Insurance. At Closing, Buyer shall replace the existing insurance for the Company and the Property Owning Entities and Stadium Gateway LLC. Any refund under the existing insurance shall be dealt with as follows: (i) if such refund is received by Seller, Seller shall pay to Buyer eighty percent (80%) of such refund, and (ii) if such refund is received by the Company, the Property Owning Entities or Stadium Gateway LLC, Buyer shall cause such entity to pay to Seller twenty percent (20%) of such refund.
5.1.8    Leasing Costs and Capital Improvements. No credit shall be given Buyer for (and all Closing and post-Closing prorations shall exclude) any existing or future Leasing Costs or capital improvements, except that, at Closing, Buyer will receive a credit against the Purchase Price equal to twenty percent (20%) of (A) (i) $3,057,059 less (ii) the aggregate amounts expended by One Cal Plaza Owner between November 1, 2012 and Closing to pay for the Leasing Costs set forth on the attached Schedule 4(a); and (B) (i) $809,379 less (ii) the aggregate amounts expended by One Cal Plaza Owner between October 1,

2012 and Closing to pay for the capital improvement items set forth on the attached Schedule 4(b).

5.1.9    Obligations Under Stadium Gateway Purchase and Sale Agreement. Buyer and Seller agree and acknowledge that there is potential continuing liability of up to Seven Hundred-Fifty Thousand Dollars ($750,000) with respect to the post-closing survival of certain representations and warranties of Stadium Gateway LLC (as successor by merger to Maguire Properties – Stadium Gateway, LP), under that certain Purchase and Sale Agreement and Joint Escrow Instructions by and between Maguire Properties – Stadium Gateway, LP, as seller, and K-W Properties, a California corporation, as purchaser ("Stadium Buyer"), dated as of March 7, 2012, as amended (the "Stadium PSA"). Until such potential liability terminates (including if no notice of breach of representations from the Stadium Buyer has been received by January 12, 2013) or has been resolved, Buyer shall cause Stadium Gateway LLC to continue in existence and if and only if a claim is made by the Stadium Buyer pursuant to and in accordance with the provisions of the Stadium PSA prior to January 12, 2013, Seller shall fund $150,000 into an escrow account with Escrow Agent and Buyer shall fund $600,000 into such account (collectively, the $750,000 to be held in escrow hereinafter referred to as, the "Stadium Funds") in order to satisfy such claim by the Stadium Buyer. At such time as such potential liability under the Stadium PSA has terminated or been resolved to the reasonable satisfaction of Buyer and Seller, Buyer and Seller will cause the Stadium Funds to be paid in satisfaction of such liability and any remaining portion of the Stadium Funds after satisfaction of such liability shall be released to Seller and Buyer with Seller being entitled to twenty percent (20%) of such remaining Stadium Funds and Buyer being entitled to eighty percent (80%) of such remaining Stadium Funds. If an escrow is required pursuant to this Section 5.1.9, Buyer and Seller shall enter into a mutually satisfactory escrow agreement with Escrow Agent.
5.1.10    Lockboxes and Cash Accounts. At Closing, Seller will transfer to Buyer control of all existing lockboxes with respect to each of the Properties, as well as control of all existing cash accounts of the Company, the Property Owning Entities and Stadium Gateway LLC, a list of which accounts is set forth on Schedule 5 hereto. Prior to Closing, Seller shall provide to Buyer on line bank reports for December activity through Closing and all bank reconciliations with respect to the accounts set forth on Schedule 5.
5.1.11    Cooperation with Audits. From and after Closing, Seller will cooperate reasonably with Buyer, and provide to Buyer any information and documents reasonably requested by Buyer and within Seller's possession or control relating to the Company and the Property Owning Entities and their operations, including without limitation, in connection with (i) operating expense audits required under certain Leases, (ii) all audits and reports required in connection with the ground lease for One California Plaza (including, without limitation, AUP reports), (iii) all audits and reports required under the Cerritos

Loan and the One Cal Loan, and (iv) audits of the Company and the Property Owning Entities.
5.2    Closing Statement. Escrow Agent shall prepare (based on the information provided by, and with the assistance of, Seller and Buyer) and, no later than two (2) Business Days prior to the Closing Date, deliver to each of the parties for their review and approval a preliminary closing statement (the "Preliminary Closing Statement") setting forth: (a) the proration amounts allocable to each of the parties pursuant to Section 5.1; (b) the management and leasing fees to be paid pursuant to Section 9.1; and (c) the Closing Costs allocable to each of the parties pursuant to Section 5.1.1. Based on each of the party's comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver the same to Seller and Buyer for review and approval at least one (1) Business Day before Closing. On the Closing Date, Escrow Agent shall deliver the final version of a closing statement, signed by Buyer and Seller, to each of the parties (the "Closing Statement"). In the event that any amount set forth in the Closing Statement is disputed in good faith by either of the parties (the "Proration Disputed Amount"), and such Proration Disputed Amount is not resolved before the Closing, such dispute shall not delay or prevent the Closing, and an amount equal to such Proration Disputed Amount shall be held back from the payment of the Purchase Price at the Closing, and the parties shall reasonably cooperate to make the appropriate adjustments after the Closing as soon as reasonably practicable with respect thereto. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.
5.3    Security Deposits and Letters of Credit. Seller shall deliver to Buyer at Closing all original letters of credit held as tenant security deposits and all other non-cash security deposits (if any). From and after Closing, Seller and Buyer shall cooperate to cause the issuing banks to change the address of the beneficiary on each of the letters of credit and non-cash security deposits (if any).
5.4    The provisions of this Article V shall survive the Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
6.1    Seller's Warranties and Representations. The matters set forth in this Section 6.1 constitute representations and warranties by Seller which are now and shall, in all material respects, at the Closing be true and correct. To the extent Buyer has or acquires actual knowledge prior to the date hereof that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge.
6.1.1    Seller has all requisite limited partnership power and authority to execute and deliver this Agreement and the "Closing Documents" (as hereinafter defined in Section 6.5.1) and to consummate the Transactions. The execution, delivery and performance of this Agreement has been, and with respect to the Closing Documents shall at Closing be, duly and validly authorized by all necessary limited partnership action on the part of Seller. This Agreement has been, and with respect to the Closing Documents shall at Closing be, duly executed and delivered by Seller, and this Agreement and the Closing Documents are legally, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.
6.1.2    Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite limited partnership power and authority to own its assets and to carry on its business as presently conducted and as proposed to be conducted. Seller is duly licensed or qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction where such licensing or qualification is necessary, except where the failure to be in good standing or to be duly licensed or qualified to transact business does not and would not reasonably be expected to impair Seller's ability to perform its obligations hereunder and is not reasonably likely to prohibit or delay the performance or consummation of the Transactions by Seller.
6.1.3    The execution and delivery by Seller of this Agreement and the Closing Documents and the performance and consummation of the Transactions by Seller, do not and will not (i) conflict with or violate any provision of the organizational documents of Seller, (ii) conflict with, or result in the breach of, or constitute a default under, or require the giving of notice, or result in loss of material benefit, or give rise to any obligations of Seller to make payment under, or result in the creation of a "Lien" (as hereinafter defined), or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under any material contract or "Permit" (as hereinafter defined), or (iii) violate or result in a breach of or constitute a default under any "Applicable Law" (as hereinafter defined) to which Seller is subject, except, in the cases of clauses (ii) and (iii), for any conflict, violation, breach, default, notice, loss of benefit, right or obligation, Lien, termination, cancellation, or acceleration which would not reasonably be expected to impair Seller's ability to perform its obligations hereunder and is not reasonably likely to prohibit or delay the performance or consummation of the Transactions by Seller.
6.1.4    Other than any required of (i) any agent, trustee, lender, or other beneficiary under any of the Loan Documents and/or (ii) any ground lessor under any of the ground leases affecting any of the Properties (the foregoing clauses (i) and (ii), collectively, the "Loan/Ground Lease Consents"), and other than any that have been obtained or made prior to the date hereof, no consent, approval, authorization, order, filing, registration or qualification of or with any "Governmental Authority" (as hereinafter defined) or any other third party is required for the execution and delivery by Seller of this Agreement or for the consummation by Seller of the Transactions.
6.1.5    There are no legal or governmental actions, suits or proceedings pending to which Seller is a party or of which any property or asset of Seller is the subject, which would individually or in the aggregate reasonably be expected to impair Seller's ability to perform its obligations hereunder or under the Closing Documents or prohibit or delay the performance or consummation of the Transactions by Seller; and, to Seller's knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others.
6.1.6    Any fee or compensation payable to any investment banker, broker, finder or other intermediary which is engaged by Seller in connection with the Transactions shall be paid solely by Seller.
6.1.7    Seller is the owner of all right, title and interest (record and beneficial) in and to the Assigned Interest, free and clear of any liens, claims or adverse interests other than those, if any, created pursuant to the JV Agreement or the "Loan Documents" (as hereinafter defined). The transfer and delivery to
Buyer of the Assigned Interest hereunder will transfer to Buyer good title to the Assigned Interest, free and clear of any liens, claims or adverse interests other than those, if any, created pursuant to the JV Agreement or the Loan Documents. No "Person" (as hereinafter defined) (other than Buyer, its affiliates) has any agreement or option, or any right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement or option, to acquire the Assigned Interest.
6.1.8    The Company is the owner of all right, title and interest (record and beneficial) in and to each of the Property Owning Entities and Stadium Gateway LLC, free and clear of any liens, claims or adverse interests other than those, if any, created pursuant to the JV Agreement or the Loan Documents. To Seller's knowledge, no Person (other than Buyer, its affiliates) has any agreement or option, or any right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement or option, to acquire the Company's interest in the Property Owning Entities or Stadium Gateway LLC. The only material assets of the Company are its interests in the Property Owning Entities and Stadium Gateway LLC and any ancillary or incidental assets arising out of or pertaining to the (i) ownership of the Property Owning Entities or Stadium Gateway LLC and (ii) ownership, operation and/or development of the Properties. The only asset of each Property Owning Entity is its interest in the applicable Property and any ancillary or incidental assets arising out of or pertaining to the ownership, operation and/or development of the applicable Property.
6.1.9    Set forth on Schedule 6 hereto is a true, correct and complete list of all of the operating agreements and formation documents for each of the Property Owning Entities and Stadium Gateway LLC, together with all amendments thereto. True and complete copies of the documents listed on Schedule 6 have been delivered to Buyer.
6.1.10    No action, suit or other proceeding is pending or, to Seller's knowledge, has been threatened in writing that concerns or involves Seller or the Assigned Interest that would, if determined adversely to Seller, materially and adversely affect Seller's ability to fulfill its obligations under this Agreement.
6.1.11    No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller's knowledge, has been threatened in writing, against Seller, the Company, the Property Owning Entities or Stadium Gateway LLC.
6.1.12    As to the Company and its subsidiaries, the audited annual balance sheets and income statements for 2011 and the unaudited quarterly balance sheets and income statements for 2012, have been prepared in accordance with U.S. generally accepted accounting principles applied consistently during the periods covered thereby, and include (with respect to audited financials) all applicable footnotes and necessary disclosures, and are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company and its subsidiaries as of the date(s) thereof. None of the Company or its subsidiaries has any material liabilities except (i) as disclosed on such financial statements, (ii) for any such material liabilities of which Buyer has knowledge as of the Effective Date and/or Closing and (iii) as set forth on Schedule 8.
6.1.13    Taxes.
(i)    At all times, each of the Property Owning Entities and Stadium Gateway LLC has been treated by Seller as a "disregarded entity" for federal, state and local tax purposes. To Seller's knowledge, each of the Company, the Property Owning Entities and Stadium Gateway LLC has filed all required tax returns in accordance with law, paid all material taxes due within the time prescribed by law, and has complied in all material respects with all tax reporting and information collecting requirements relating to withholding of taxes.
(ii)    No deficiency for any material amount of tax is currently being asserted or assessed by a U.S. taxing authority in writing relating to the business, operations and assets of any of the Property Owning Entities, Stadium Gateway LLC or the Company and Seller has no knowledge that any such assessment or assertion of tax liability is threatened.
(iii)    Seller has received no notices of any currently pending audits or investigations by any taxing authority with respect to the business, operations and assets of any of the Property Owning Entities, Stadium Gateway LLC or the Company and, to Seller's knowledge, no such audits or investigations are threatened.

(iv)    None of the Company, the Property Owning Entities, Stadium Gateway LLC or Seller has agreed to extend beyond the Closing the time which any material tax may be assessed or collected by any taxing authority with respect to the business, operations and assets of any of the Property Owning Entities or Stadium Gateway LLC.
(v)    None of the Property Owning Entities, Stadium Gateway LLC or the Company is a party to or bound by any tax allocation or tax sharing agreement, nor has any contractual obligations to indemnify any other Person (other than the members of the Company to the extent provided in the JV Agreement, any agent, trustee, lender, or other beneficiary pursuant to any Loan Documents, or any ground lessor under any of the ground leases affecting any of the Properties) with respect to taxes.
(vi)    To Seller's knowledge, none of the Property Owning Entities, Stadium Gateway LLC or the Company has any material liability for any taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party of or with respect to the Property Owning Entities, Stadium Gateway LLC or the Company other than amounts adjusted for at Closing.
(vii)    To Seller's knowledge, all material sales taxes required to be paid by the Property Owning Entities and Stadium Gateway LLC in connection with the rents payable by the tenants under the leases pertaining to each Property have been paid.
6.1.14    Patriot Act. No interest in Seller, any of its partners, or any holder of any legal or beneficial interest in any of the foregoing (but excluding any such persons or entities whose ownership interest in Seller is limited (directly or indirectly) to publicly traded shares of MPG Office Trust, Inc., a Maryland corporation ("MPG REIT")) is held, directly or indirectly, by a person or entity that appears on a list of individuals and/or entities maintained by the United States Treasury Office of Foreign Assets Control or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such person or entity would violate or be reportable under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (US Patriot Act) or regulations, Executive Order 13224 (September 24, 2001) "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism" or any other similar applicable law, ordinance, order, rule or regulation.
6.1.15    Except for those individuals listed on Schedule 1 hereto, no employees of Seller hold any of the positions and/or act in any of the capacities set forth thereon.
6.2    Limitations on Seller's Warranties and Representations. Notwithstanding anything to the contrary set forth herein:

(i)    No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based upon a condition, state of facts or other matter which was known to Buyer at or prior to the Closing.
(ii)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 6.1 HEREOF AND ANY REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THE CLOSING DOCUMENTS (COLLECTIVELY, THE "EXPRESS REPRESENTATIONS"), IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, THE PROPERTIES, THE PROPERTY OWNING ENTITIES, STADIUM GATEWAY LLC, AND/OR THE ASSIGNED INTEREST, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
(iii)    BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE ASSIGNED INTEREST "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT FOR THE EXPRESS REPRESENTATIONS OR TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE INTERESTS ARE BEING SOLD "AS-IS."
(iv)    BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND ITS OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SHAREHOLDERS, EMPLOYEES, SUBSIDIARIES AND AGENTS) FROM

AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, FIXED OR CONTINGENT (COLLECTIVELY, "CLAIMS") WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (OR ITS OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SHAREHOLDERS, EMPLOYEES, SUBSIDIARIES AND AGENTS) AT ANY TIME BY REASON OF, ARISING OUT OF OR RELATING TO THE PROPERTIES, THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES, EXCEPT AS SET FORTH IN THE EXPRESS REPRESENTATIONS AND EXCEPT FOR LIABILITIES OF SELLER ARISING PRIOR TO THE CLOSING UNDER THE AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS FOR THE ONE CAL LOAN AND THE LETTER AGREEMENT DATED MARCH 30, 2012 RE: ONE CAL GUARANTY RECOURSE OBLIGATIONS.
6.3    Buyer's Warranties and Representations. The matters set forth in this Section 6.3 constitute representations and warranties by Buyer which are now and shall, at the Closing, be true and correct. To the extent Seller has or acquires actual knowledge prior to the date hereof that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Seller's knowledge.
6.3.1    Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Closing Documents and to consummate the Transactions. The execution, delivery and performance of this Agreement has been, and with respect to the Closing Documents shall at Closing be, duly and validly authorized by all necessary limited partnership action on the part of Buyer. This Agreement has been, and with respect to the Closing Documents shall at Closing be, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.
6.3.2    Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own its assets and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly licensed or qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction where such licensing or qualification is necessary, except where the failure to be in good standing or to be duly licensed or qualified to transact business does not and would not reasonably be expected to impair Buyer's ability to perform its obligations hereunder and is not reasonably likely to prohibit or delay the performance or consummation of the Transactions by Buyer.
6.3.3    The execution and delivery by Buyer of this Agreement and the Closing Documents and the performance and consummation of the Transactions by Buyer, do not and will not (i) conflict with or violate any provision of the organizational documents of Buyer, (ii) conflict with, or result in the breach of, or constitute a default under, or require the giving of notice, or result in loss of material benefit, or give rise to any obligations of Buyer to make payment under, or result in the creation of a Lien, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under any material contract or Permit, or (iii) violate or result in a breach of or constitute a default under any Applicable Law to which Buyer is subject, except, in the cases of clauses (ii) and (iii), for any conflict, violation, breach, default, notice, loss of benefit, right or obligation, Lien, termination, cancellation, or acceleration which would not reasonably be expected to impair Buyer's ability to perform its obligations hereunder and is not reasonably likely to prohibit or delay the performance or consummation of the Transactions by Buyer.
6.3.4    Other than the Loan/Ground Lease Consents, and other than any that have been obtained or made prior to the date hereof, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Authority or any other third party is required for the execution and delivery by Buyer of this Agreement or for the consummation by Buyer of the Transactions.
6.3.5    There are no legal or governmental actions, suits or proceedings pending to which Buyer is a party or of which any property or asset of Buyer is the subject, which would individually or in the aggregate reasonably be expected to impair Buyer's ability to perform its obligations hereunder or under the Closing Documents or prohibit or delay the performance or consummation of the Transactions by Buyer; and, to Buyer's knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others.
6.3.6    Any fee or compensation payable to any investment banker, broker, finder or other intermediary which is engaged by Buyer in connection with the Transactions shall be paid solely by Buyer.
6.3.7    No action, suit or other proceeding is pending or, to Buyer's knowledge, has been threatened in writing that concerns or involves Buyer that would, if determined adversely to Buyer, materially and adversely affect Buyer's ability to fulfill its obligations under this Agreement.

6.3.8    No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Buyer's knowledge, has been threatened in writing, against Buyer.
6.3.9    Buyer warrants that it has no knowledge that any of the Express Representations is not true and correct.
6.3.10    Patriot Act. No interest in Buyer, any of its members, or any holder of any legal or beneficial interest in any of the foregoing (but excluding any such persons or entities with less than a twenty-five percent (25%) direct or indirect ownership interest in BCSP VI U.S. Investments, L.P., a Delaware limited partnership ("Beacon Liable Party")) is held, directly or indirectly, by a person or entity that appears on a list of individuals and/or entities maintained by the United States Treasury Office of Foreign Assets Control or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such person or entity would violate or be reportable under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (US Patriot Act) or regulations, Executive Order 13224 (September 24, 2001) "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism" or any other similar applicable law, ordinance, order, rule or regulation.
6.3.11    Buyer and the "Buyer Affiliate" (as hereinafter defined) are each treated as separate regarded entities for United States federal income tax purposes.
6.4    Survival of Representations and Warranties. The Express Representations of Seller and the representations and warranties of Buyer, as set forth in this Agreement, shall expressly survive the Closing for a period of three (3) months (the "Survival Period"). Either party shall provide the other party with written notice of any alleged breach (a "Notice of Breach") or failure of any representation or warranty made by the other party and specifying the nature thereof on or before the expiration of the Survival Period. The party providing a Notice of Breach shall commence any action, suit, or proceeding with respect to any breach or failure that is subject of a Notice of Breach, if at all, on or before the date that is thirty (30) days after the expiration of the Survival Period (the "Suit Deadline"). The parties acknowledge and agree that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which the applicable party receives a Notice of Breach before the expiration of the Survival Period, provided the party providing a Notice of Breach files an action, suit or proceeding with respect thereto prior to the Suit Deadline.
6.5    Definitions. The following terms used in this Article VI have the following meanings:

6.5.1    "Closing Documents" means the documents and instruments executed and delivered by either Seller or Buyer or both pursuant to this Agreement, including those set forth in Article III hereof.
6.5.2    "Lien" means any mortgage, pledge, security interest, encumbrance, claim, lien (including any lien for Taxes other than Taxes not yet due and payable or being disputed in good faith), lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
6.5.3    "Permit" means any contract or permit, license, franchise, certificate, approval or other authorization issued by any Governmental Authority
6.5.4    "Applicable Law" means any decree, final determination, injunction, judgment, law, order, ordinance, regulation, rule, statute, writ or common law.
6.5.5    "Governmental Authority" means any regional, federal, state or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.
6.5.6    "Loan Documents" means each of the loan documents governing or otherwise evidencing or securing the One Cal Loan and the Cerritos Loan, respectively.
6.5.7    "Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Authority or any other entity.
6.5.8    "Tax" or "Taxes" means (i) any federal, state, local or foreign taxes, assessments, duties, fees, levies, or other governmental charges, including taxes based on or measured by value, worth, capital, income, receipts, profits, sales or other business activity, or a tax imposed in lieu thereof, including withholding of any of the foregoing and collection of sales taxes and (ii) any interest, penalty, or addition to any of the foregoing, whether disputed or not.
[Remainder of Page Left Blank Intentionally]

ARTICLE VII
DEFAULT
7.1    Default by Buyer. IN THE EVENT THAT THE TRANSACTIONS SHALL FAIL TO BE CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 7.1, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT AND ANY INTEREST THEREON HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR, INCLUDING ANY RIGHT IN EQUITY TO SEEK SPECIFIC PERFORMANCE HEREOF, AND IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. IN ADDITION, BUYER SHALL PAY EIGHTY PERCENT (80%), AND SELLER SHALL PAY TWENTY PERCENT (20%), OF ALL ESCROW CANCELLATION CHARGES. BY THEIR SEPARATELY EXECUTING THIS SECTION 7.1, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

SELLER'S INITIALS	BUYER'S INITIALS

/s/ MPG	/s/ NJB
[Remainder of Page Left Blank Intentionally]

7.2    Default by Seller. In the event that the Transactions shall fail to be consummated due to any default by Seller hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to convey the Assigned Interest to Buyer in accordance with the terms hereof, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer expressly waives its rights to seek damages in the event of Seller's default hereunder prior to Closing. If the Transactions shall fail to be consummated due to Seller's default hereunder, Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Properties are located, on or before thirty (30) days following the date upon which the Closing was to have occurred. In addition, Seller shall pay twenty percent (20%), and Buyer shall pay eighty percent (80%), of all escrow cancellation charges.
7.3    Recoverable Damages. Notwithstanding anything contained herein to the contrary, in no event shall the provisions of Section 7.1 and Section 7.2 limit the damages recoverable by either party against the other party due to rights of contribution or to the other party's obligation to indemnify such party in accordance herewith. This Section 7.3 shall survive the Closing or the earlier termination of this Agreement.
ARTICLE VIII
INDEMNITIES
8.1    Buyer's Indemnification. From and after the Closing, Buyer shall indemnify, protect, defend and hold Seller harmless from and against any Claims arising out of or in connection with (a) the breach of any of Buyer's representations or warranties set forth herein (subject to the survival limitations set forth in Section 6.4 hereof), or (b) the breach of any of Buyer's covenants or agreements set forth herein. Buyer shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which Seller may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement.
8.2    Seller's Indemnification. From and after the Closing, Seller shall indemnify, protect, defend and hold Buyer harmless from and against any Claims arising out of or in connection with (i) the breach of any of Seller's representations or warranties set forth herein (subject to the survival limitations set forth in Section 6.4 hereof), or (ii) the breach of any of Seller's covenants or agreements set forth herein. Seller shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which Buyer may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement.
8.3    Survival. The provisions of this Article VIII shall survive the Closing, subject to the survival limitation set forth in Section 6.4.

ARTICLE IX
ADDITIONAL COVENANTS
9.1    Seller Covenants.
9.1.1    Effective as of the Closing, subject to Buyer's reasonable cooperation in good faith in connection therewith, Seller shall resign and withdraw as property manager and leasing agent for One California Plaza under the Property Management Agreement and cause the Property Management Agreement to be terminated as it relates to One California Plaza. Notwithstanding the foregoing, at the Closing, Seller shall be paid by One Cal Plaza Owner all earned and unpaid management and leasing fees and commissions and all owed reimbursements under the Property Management Agreement as of the Closing Date.
9.1.2    Seller shall cooperate with Buyer, and use commercially reasonable efforts, to obtain a Consent and Recognition Agreement from the ground lessor of the ground lease applicable to Cerritos Corporate Center. The provisions of this Section 9.1.2 shall survive the Closing.
9.1.3    Seller shall cause any persons appointed by One Cal Plaza Owner to the board of Plaza Commons, Inc. to resign effective as of the Closing Date and shall reasonably cooperate in Buyer's appointment of replacements thereto. Buyer shall reasonably cooperate with Seller in good faith in connection therewith and hereby confirms that, notwithstanding anything to the contrary contained in this Agreement, in no event shall the foregoing covenant of Seller be a condition to Buyer's obligation to consummate the Transactions. The provisions of this Section 9.1.3 shall survive the Closing.
9.2    Buyer Covenants.
9.2.1    Commencing upon the Closing, subject to any required approvals from the Cerritos Lender, Buyer shall use commercially reasonable efforts to replace Seller as the property manager and leasing agent for Cerritos Corporate Center under the Property Management Agreement and cause the Property Management Agreement to be terminated as it relates to Cerritos Corporate Center, and Buyer shall keep Seller reasonably informed of its progress in this regard. Seller shall reasonably cooperate with Buyer in good faith in connection therewith and hereby confirms that, notwithstanding anything to the contrary set forth in the Property Management Agreement, subject to any required approvals from the Cerritos Lender, Buyer shall have the right to cause the Cerritos Corporate Center Owner to terminate the Property Management Agreement without penalty or premium at any time after Closing.
9.2.2    On or before the Closing, Buyer shall interview each individual listed on Schedule 7 hereto and, assuming an individual is qualified for his or her position, use reasonable efforts to cause the property manager that is engaged by Buyer to manage One California Plaza to offer employment to such individual at One California Plaza.
9.2.3    The provisions of this Section 9.2 shall survive the Closing.
9.3    Mutual Covenants.
9.3.1    Prior to the Closing, neither Buyer nor Seller shall suffer or permit any additional draws to be made on the Future Funding Loan (as such term is defined in, and such loan is evidenced by, that certain Loan and Escrow Agreement, dated as of June 29, 2011, by and between One Cal Plaza Owner, as borrower, and MetLife, as lender).
9.3.2    Prior to the Closing, Buyer and Seller shall reasonably cooperate in good faith to obtain any consent or other approval required in order to satisfy the Closing Consents Condition.
9.3.3    On or before the Closing, Seller and Buyer shall prepare a notice of address change (in form and substance reasonably satisfactory to Buyer) directing the ground lessor of the ground lease applicable to One California Plaza to thereafter deliver notices required to be delivered to the One Cal Plaza Owner under such ground lease care of Buyer pursuant to the terms of such ground lease (it being understood and agreed by Seller that, upon the Closing, Buyer may send such notice to such ground lessor).
ARTICLE X
NOTICES
All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the receipt by facsimile transmission as evidenced by receipt transmission report, (ii) upon the delivery by overnight express delivery service, or (iii) upon the receipt by electronic mail with a confirmation copy delivered by another method set forth in this Article X, addressed as follows:

If to Buyer, to:

BCSP VI MMO, LLC
c/o Beacon Capital Partners LLC
200 State Street, 5th Floor
Boston, Massachusetts 02109
Attention: General Counsel
Facsimile No: (617) 457-0449
Email: mgolden@beaconcapital.com and khoffman@beaconcapital.com

With a copy to:

Goulston & Storrs
400 Atlantic Avenue
Boston, MA 02110
Attention: Robert J. Mack and Jared L. Tardy
Facsimile No: (617) 574-4112
Email: rmack@goulstonstorrs.com and jtardy@goulstonstorrs.com

If to Seller, to:

c/o MPG Office Trust
355 S. Grand Avenue, Suite 3300
Los Angeles, California 90071
Attn:     Christopher M. Norton
Facsimile No.: (213) 533-5585
Email: Chris.Norton@MPGOffice.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Rand S. April, Esq.
Facsimile No.: (213) 621-5060
Email: Rand.April@skadden.com

If to Escrow Agent, to:

First American Title Insurance Company
777 South Figueroa Street, Fourth Floor
Los Angeles, CA 90017
Attn: Maurice Neri
Facsimile No: (714) 361-3603
Email: mneri@firstam.com

or to such other address or to such other person as any party shall designate to the others for such purpose in the manner hereinabove set forth.
ARTICLE XI
GENERAL PROVISIONS
11.1    Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

11.2    Exhibits and Schedules. All exhibits and schedules referred to herein and attached hereto are a part hereof.
11.3    Entire Agreement. This Agreement (including exhibits and schedules attached hereto) contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.
11.4    Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.
11.5    Attorneys' Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees, charges and disbursements and all other costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The "prevailing party" means the party in whose favor a judgment, decree, or final order is rendered.
11.6    Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of laws principles thereof.
11.7    Submission to Jurisdiction. Each party hereby (a) agrees and consents to personal jurisdiction and service and venue in any federal or state court within the City of Los Angeles in the State of California having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, (b) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to venue of any such proceeding and (c) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
11.8    Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein.
11.9    Assignment. This Agreement shall be binding upon, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither this Agreement, nor any right hereunder, may be assigned by any party hereto without the prior written consent of the other parties hereto, which consent may be withheld in each such party's sole and absolute discretion. Notwithstanding the foregoing, on or before Closing, by written notice to Seller, Buyer shall designate an affiliate of Buyer (the "Buyer Affiliate") to take title to a portion of the Assigned Interest (which affiliate shall be a separately regarded entity for United States federal income tax purposes). Buyer shall in no event be released from any of its obligations under this Agreement in connection with any such assignment.
11.10    Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.
11.11    Interpretation. Seller and Buyer acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
11.12    Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement. Execution and delivery of this Agreement by facsimile or .pdf format shall be sufficient for all purposes and shall be binding on any party who so executes; provided, however, that neither this Agreement nor any provision of this Agreement shall be binding until fully executed by Seller and Buyer.
11.13    Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.
11.14    Limitation on Liability. In any action brought to enforce the obligations of Seller or Buyer under this Agreement prior to Closing, the judgment or decree shall be enforceable against Seller and Buyer only to the extent of their respective interest in the Properties and the Assigned Interest, including any proceeds thereof, and no other property or assets of Seller or Buyer shall be subject to levy, execution or lien for the satisfaction of any remedies against Seller or Buyer. No shareholder, officer, employee or agent of or consultant to Seller or Buyer shall be held to any personal liability hereunder, and no resort shall be had to their private property, or the private property of Seller or Buyer for the satisfaction of any claims hereunder or in connection with the affairs of Seller or Buyer.
11.15    Facsimile or Electronic Signatures. In order to expedite the transactions contemplated hereby, faxed or emailed signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on any faxed or emailed copy of this Agreement, are aware that the other party will rely on the faxed or emailed signatures, and hereby waive any defenses to the enforcement of the terms hereof based on the form of signature.

11.16    Computation of Periods; Business Days. All periods of time referred to herein shall, unless otherwise expressly provided, include all Saturdays, Sundays and State of California and federal holidays, provided that if the last date to perform any act or give any notice with respect hereto shall fall on a Saturday, Sunday or a State of California or federal holiday, such act or notice may be timely performed or given on the next succeeding Business Day. As used herein, the term "Business Day" shall mean a day that is not a Saturday, Sunday or State of California or federal holiday.
11.17    No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any provision of this Agreement.
11.18    Confidentiality.
11.18.1        Each party acknowledges and agrees, on behalf of itself and its agents, employees, contractors, consultants, advisors, investment bankers, investors, partners and attorneys (collectively, "Representatives"), that, prior to the Closing, all "Confidential Information" (as hereinafter defined) made available to such party and/or its Representatives by or on behalf of another party pursuant to this Agreement shall be kept confidential and shall not be disclosed except to such party's Representatives, lenders (if any) and escrow company personnel, with a need to know in connection with effecting the Transactions, provided that such party shall inform all such Persons receiving such Confidential Information of the confidentiality requirement and (to the extent within such party's control) cause such confidence to be maintained. Each party agrees to provide to the other parties, for review and consultation, but not approval, a copy of any press release regarding such transactions prior to its issuance. Each party agrees to be responsible for, and to pay to each other party (as applicable) the amount of, any actual loss, cost, damage or expense incurred by such party as a result of a breach of any of the foregoing by any party or its Representatives. Without prejudice to any rights and remedies otherwise available to any party, each party will be entitled to equitable relief by way of injunction in connection with any breach of this Section 11.18 by any other party. No failure or delay by any party in exercising any right, power or privilege under this Section 11.18 will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 11.18.
11.18.2        In furtherance of the foregoing, each party acknowledges and agrees that (i) it is aware that MPG REIT is a publicly traded company, and the securities laws of such company's country of origin prohibit any Person that has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities, and (ii) notwithstanding the foregoing provisions of this Section 11.18 to the contrary, MPG REIT shall be permitted to disclose or announce the existence of this Agreement and the material terms hereof as and when required by the respective securities exchange and regulatory requirements applicable thereto.
11.18.3        As used herein, "Confidential Information" means any and all non-public information or material, whether conveyed orally or in written or electronic form, that has been or will be furnished to any party by any other party, including, without limitation, business plans, financial information and projections, financial plans, property and tenant information, contracts, records and other proprietary, confidential or other non-public information relating to such party's business. Confidential Information does not include information which (a) is or becomes publicly available other than as a result of disclosure by the party receiving such information in connection with this Agreement, (b) the furnishing party agrees in writing may be disclosed, (c) a party is required to disclose by applicable law, regulation or legal process, (d) becomes available to a party on a non-confidential basis from a Person who is not known to such party to be otherwise bound by a confidentiality agreement covering such information, or (e) is developed by a party separate and apart from any disclosure by another party hereto.
11.18.4        The provisions of this Section 11.18 shall expressly survive any termination of this Agreement and/or the Closing.
11.19    No Rule of Construction. Seller and Buyer have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Buyer, and no rule of construction will be invoked respecting the authorship of this Agreement.
11.20    Tax Allocations and Tax Treatment. All items of income, gain, loss, deduction and credit shall be allocated for U.S. federal income tax purposes between the Buyer and the other members of the Company on the basis of the ownership of the Company at the time the particular item is taken into account by the Company for U.S. federal income tax purposes, except to the extent otherwise required by Section 706(d) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company shall elect to close its books pursuant to Section 706(d) of the Code and the Treasury Regulations thereunder immediately prior to the Closing Date. Seller and the Buyer agree that the Transfer will be treated as a taxable sale of the Assigned Interests by Seller to Buyer for U.S. federal, state and local income tax purposes. The provisions of this Section 11.20 shall survive the Closing.
11.21    Tax Returns. Buyer shall timely prepare (or cause to be prepared), at the Company's expense, and timely file (or cause to be timely filed) (including permissible extensions) all income "Tax Returns" (as hereinafter defined) of the Company for any taxable period ending on or before the Closing Date. Buyer shall submit all Tax Returns relating to period prior to Closing to Seller for review prior to filing such Tax Returns. The parties to this Agreement shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such Tax Returns. Neither Buyer nor Seller nor the Company shall amend any Tax Return involving the Company filed for any period prior to the Closing without the prior written consent of the other party. "Tax Return" means all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto. The provisions of this Section 11.21 shall survive the Closing.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER:

MPG OFFICE, L.P., a Maryland limited partnership

By:	MPG OFFICE TRUST, INC., a Maryland corporation its general partner

	By:	/s/ CHRISTOPHER M. NORTON
		Name:	Christopher M. Norton
		Title:	Executive Vice President, General Counsel

BUYER:

BCSP VI MMO, LLC, a Delaware limited liability partnership

By:	BCSP California JV Partner I LLC, a manager

	By:	/s/ NANCY J. BRODERICK
		Name:	Nancy J. Broderick
		Title:	Managing Director

By:	BCSP California JV Partner II LLC, a manager

	By:	/s/ NANCY J. BRODERICK
		Name:	Nancy J. Broderick
		Title:	Managing Director

CONSENT AND AGREEMENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ MAURICE NERI
	Name:	Maurice Neri
	Title:	AVP

EXHIBIT A

Assignment and Assumption of LLC Interest

ASSIGNMENT AND ASSUMPTION OF LLC INTEREST
THIS ASSIGNMENT AND ASSUMPTION OF LLC INTEREST (this “Assignment”), is entered into and effective as of December 21, 2012 (the “Effective Date”), by and among (i) MPG Office, L.P., a Maryland limited partnership (“Assignor”), (ii) MPG Venture Manager, LLC, a Delaware limited liability company (f/k/a Maguire MO Manager, LLC, “Manager”), (iii) BCSP VI MMO, LLC, a Delaware limited liability company (“MMO I”), and (iv) BCSP VI MMO II, LLC, a Delaware limited liability company (“MMO II”).
R E C I T A L S
WHEREAS, this Assignment is executed pursuant to that certain Sale, Purchase and Escrow Agreement, by and among Assignor, MMO I, and First American Title Insurance Company, dated as of December 21, 2012 (the “Purchase Agreement”), with capitalized terms not otherwise defined herein having the meaning ascribed thereto in the Purchase Agreement;
WHEREAS, MMO is the eighty percent (80%) owner of MPG Beacon Venture, LLC, a Delaware limited liability company (f/k/a Maguire Macquarie Office, LLC, the “Company”) and Seller is the twenty percent (20%) owner of the Company;
WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell to MMO I, and MMO I has agreed to purchase from Assignor, all of Assignor's membership interest (the “Membership Interest”) in the Company;
WHEREAS, pursuant to the Purchase Agreement, MMO I has designated MMO II to take title to 5% of the Membership Interest (such 5% portion, the “MMO II Share”, and the remaining 95% portion, the “MMO I Share”), so that upon the consummation of the Transfer, MMO I shall own 99% of the Company and MMO II shall own 1% of the Company; and
WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to cause Manager to resign and withdraw as “Manager” of the Company under that certain Third Amended and Restated Limited Liability Company Agreement, dated as of March 30, 2012 (the “Third Restated Agreement”), which agreement has been amended or otherwise modified by a letter agreement Re: One California Plaza Loan, a letter agreement Re: One Cal Guaranty of Recourse Obligations and a letter agreement Re: MPG Beacon Venture, LLC, each dated as of March 30, 2012 (the Third Restated Agreement, as so amended or modified, the “JV Agreement”).

A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Assignment. Effective as of the Effective Date, Assignor hereby unconditionally and irrevocably sells, assigns, transfers and conveys to (i) MMO I all of

1

Assignor's right, title and interest in and to the MMO I Share of the Membership Interest, and (ii) MMO II all of Assignor's right, title and interest in and to the MMO II Share of the Membership Interest, in each case to the extent accruing from and after the Effective Date.
2.    Withdrawal as Member. Assignor hereby fully and completely withdraws as a member of the Company and resigns as the “Tax Matters Member” of the Company and Assignor shall not have any further rights, powers, privileges, duties, obligations and/or liabilities with respect to the Membership Interest or the Company, except as may be set forth in the Purchase Agreement or herein.
3.    Withdrawal of Manager. Manager hereby resigns and withdraws as “Manager” of the Company and Manager shall not have any further rights, powers, privileges, duties, obligations and/or liabilities with respect to the Company.
4.    Acceptance.

a)
MMO I hereby (i) accepts Assignor's assignment of the MMO I Share of the Membership Interest, Assignor's resignation as the “Tax Matters Member” and Manager's withdrawal as “Manager” of the Company; (ii) assumes all of Assignor's duties and obligations as a member of the Company (including as the “Tax Matters Member”); (iii) becomes the “Manager” of the Company and assumes all of Manager's duties and obligations as “Manager” of the Company, all to the extent accruing from and after the Effective Date; and (iv) accepts and agrees to be bound by all of the terms and provisions of the JV Agreement (both as a member and “Manager” thereunder) to the extent not already so bound in its capacity as a member.

b)
MMO II hereby (i) accepts Assignor's assignment of the MMO II Share of the Membership Interest, Assignor's resignation as the “Tax Matters Member” and Manager's withdrawal as “Manager” of the Company; (ii) assumes all of Assignor's duties and obligations as a member of the Company; and (iii) accepts and agrees to be bound by all of the terms and provisions of the JV Agreement (as a member thereunder).

5.    Members of the Company. As a result of the foregoing, as of the Effective Date, (i) MMO I and MMO II are the only members of the Company (collectively owning 100% of all membership interests in the Company), (ii) MMO I is the “Manager” of the Company and (iii) there is no separate non-member “Manager” of the Company. Subject to any ongoing obligations under the Purchase Agreement and this Assignment, Assignor hereby acknowledges that all of the conditions set forth in Section 9.4 of the JV Agreement have been fully satisfied or waived.
6.    Releases. Each of Assignor and Manager, for itself and its successors and assigns, hereby absolutely and unconditionally waives releases, relinquishes and discharges any and all Claims against the Company, MMO I and/or

2

MMO II (other than any Claims against any such party (i) for indemnity or contribution under the JV Agreement and/or the Property Management Agreement, (ii) with respect to the fraud, willful misconduct or gross negligence of such party, or (iii) arising under the Purchase Agreement or hereunder). Each of MMO I and MMO II, for itself, the Company, and each of their respective successors and assigns, hereby absolutely and unconditionally waives, releases, relinquishes and discharges any and all Claims against Assignor and/or Manager, in its capacity as “Manager” of the Company (other than any Claims against any such party (i) for indemnity or contribution under the JV Agreement and/or the Property Management Agreement, (ii) with respect to the fraud, willful misconduct or gross negligence of such party, or (iii) arising under the Purchase Agreement or hereunder).
7.    Section 1542 Waiver. Notwithstanding that the releases contained in Section 6 hereof are not general releases and that Section 1542 of the California Civil Code may not be applicable, Assignor, Manager, MMO I, and MMO II, to the extent that Section 1542 (or any comparable statute of any other jurisdiction) might apply, each hereby waive its provisions, which are as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”.
After consultation with legal counsel and with full knowledge of its consequences, Assignor, Manager, MMO I, and MMO II each hereby waives and relinquishes any right or benefit which it has or may have under said Section 1542 (or any comparable successor statute or comparable statute of any other jurisdiction) with respect to the subject matter of the release contained in Section 6 hereof. Nothing in this Section 7 shall affect or impair the validity of the releases contained in Section 6 hereof. In connection with such waiver and relinquishment, Assignor, Manager, MMO I, and MMO II each acknowledges that it is aware that it may hereafter discover Claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of the release contained in Section 6 hereof, but that it is its intention hereby fully and finally to release all of the released matters, whether known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed. In furtherance of this intention, the release contained in Section 6 hereof shall be and remain effective in all respects notwithstanding the discovery or existence of any such additional or different Claims or facts.
8.    Indemnity. Each of MMO I and MMO II, jointly and severally, shall indemnify, hold harmless and defend Assignor and Manager from and against any and all Claims resulting from Assignor's and/or Manager's respective obligations under the JV Agreement or otherwise relating to the Company, in each case solely to the extent accruing from and after the Effective Date. Assignor and Manager, jointly and severally, shall indemnify, hold harmless and defend MMO I and MMO II from and against any and all Claims resulting from Assignor's and/or Manager's respective obligations under

3

the JV Agreement or otherwise relating to the Company, in each case solely (i) to the extent accruing prior to the Effective Date and (ii) resulting from Assignor's and Manager's fraud, willful misconduct or gross negligence.
9.    No Representations or Warranties. Except as set forth in the Purchase Agreement, Assignor is not making any representation or warranty of any kind (express or implied) in connection with this Assignment or the Membership Interest and the Membership Interest is being assigned to MMO I and MMO II on an “as-is, where-is, with all faults” basis, without recourse, representation or warranty.
10.    Further Assurances. The parties hereto agree to do such further acts and things, and to execute and deliver such additional assignments, agreements, and instruments, as may be reasonably required to effectuate the purposes of this Assignment.
11.    Effect. This Assignment shall be deemed to have taken effect as of 12:01 a.m. P.S.T. on the Effective Date.
12.    Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon Assignor, Manager, MMO I and MMO II, and their respective successors and assigns.
13.    Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
14.    Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
[Remainder of Page Left Blank Intentionally]

4

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first written above.

Assignor

MPG OFFICE, L.P., a Maryland limited partnership

By:	MPG Office Trust, Inc., a Maryland corporation its general partner

	By:	/s/ CHRISTOPHER M. NORTON
		Name:	Christopher M. Norton
		Title:	Executive Vice President, General Counsel

Manager

MPG VENTURE MANAGER, LLC, a Delaware limited liability partnership

By:	MPG Office Trust Services, Inc. a Maryland corporation, its sole member

	By:	/s/ CHRISTOPHER M. NORTON
		Name:	Christopher M. Norton
		Title:	Vice President

[Additional Signature Page Follows]

5

MMO I

BCSP VI MMO, LLC, a Delaware limited liability company

By:	BCSP California JV Partner I LLC, a Delaware limited liability company, Manager

	By:	/s/ NANCY J. BRODERICK
		Name:	Nancy J. Broderick
		Title:	Managing Director

By:	BCSP California JV Partner II LLC, a Delaware limited liability company, Manager

	By:	/s/ NANCY J. BRODERICK
		Name:	Nancy J. Broderick
		Title:	Managing Director

MMO II

BCSP VI MMO II, LLC,a Delaware limited liability company

By:	BCSP California JV Partner II LLC, a Delaware limited liability company, Manager

	By:	/s/ NANCY J. BRODERICK
		Name:	Nancy J. Broderick
		Title:	Managing Director

By:	BCSP California JV Partner III LLC, a Delaware limited liability company, Manager

	By:	/s/ NANCY J. BRODERICK
		Name:	Nancy J. Broderick
		Title:	Managing Director

6